Exhibit 10.3

Option Number:

FORM OF

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

INCENTIVE STOCK OPTION AGREEMENT

2004 STOCK OPTION PLAN

AN INCENTIVE STOCK OPTION (“Option”) to purchase a total of                  shares of the common stock, par value $0.01 per share (“Common Stock”), of Southern National Bancorp of Virginia Inc., McLean, Virginia (the “Corporation”), is hereby granted                                      (the “Optionee”) pursuant to the 2004 Stock Option Plan (“Plan”) of the Corporation. The Option granted hereby is subject to all the terms and conditions of the Plan and this Agreement. The Plan is incorporated by reference herein. Defined terms, unless otherwise defined herein, shall have the same meaning as set forth in the Plan. The term “Corporation” shall include the Corporation and any subsidiary corporation (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended).

1. Option Price. The option price shall be                          for each share of Common Stock eligible to the exercised hereunder, which price is 100% of the Fair Market Value, as defined in Section 6(a) of the Plan, of the Common Stock on the date of grant of this Option.

2. Exercise of Option. This Option shall be exercisable pursuant to the provisions of Section 9 of the Plan, as follows:

(a) Schedule of Right of Exercise.

Years of Continuous Employment After Date of Grant of Option	Percentage of Total Shares of Common Stock Subject to Option Which May be Exercised
after 1 year	20%
after 2 years	40%
after 3 years	60%
after 4 years	80%
after 5 years	100%

The right to exercise the Option pursuant to the above schedule is cumulative.

Notwithstanding the foregoing, the Option shall become immediately vested and exercisable in full on the date the Optionee terminates his employment with the Corporation because of his death or disability (as defined in Section 11 of the Plan). Such accelerated vesting may result in all or a portion of this Option no longer qualifying as an Incentive Stock Option (as defined in Section 2(c) of the Plan). Accelerated vesting shall not occur in the event of a change in control of the Corporation.

(b) Method of Exercise. This Option shall be exercisable by written notice to the Secretary of the Corporation on the Incentive Stock Option Exercise Form provided herewith which shall:

(i) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security number (or if more than one, the names, addresses and Social Security numbers of such persons);

(ii) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or person other than the Optionee, be accompanied by proof, satisfactory to counsel for the Corporation, of the right of such person or persons to exercise the Option;

(iii) be in writing and delivered in person or by certified mail to the Secretary of the Corporation at its executive office located at 550 Broadview Avenue, Warrenton, Virginia 20186, Attention: R. Devon Porter, Secretary; and

(iv) be accompanied by payment for, or irrevocable instructions to a broker to sell, the shares of Common Stock with respect to which the Option is being exercised (payment for the Option in this manner will result in the loss of the tax-advantaged nature of the Option).

Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of the Option shall be made to the Corporation upon exercise of the Option. Payment for shares may be made by the Optionee (i) in cash or by check, or (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to the Corporation the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations, plus any required amount to meet any tax withholding requirements of federal and/or state law, or (iii) any combination of the foregoing.

(c) Restrictions on Exercise. This Option may not be exercised if the issuance of the shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities law or regulation or any other law or valid regulation. As a condition to the exercise of this Option, the Corporation may require the person exercising this Option to make any representation or warranty to the Corporation as may be required by any applicable law or regulation, and may require the Optionee to comply with the matters set forth in Sections 9(d) and 14 of the Plan.

3. Non-transferability of Option. This Option may not be transferred or assigned in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

4. Term of Option. This Option may not be exercised later than the earlier to occur of (i) ten years from the date of grant of this Option, or if an Incentive Stock Option is granted to a ten percent shareholder, five years from the date of grant, or (ii) three (3) months after the date on which the Optionee ceases to be employed by the Corporation and may be exercised during such term only in accordance with the Plan and the terms of this Agreement. If the Optionee terminates his employment with the Corporation as a result of disability (as defined in Section 11 of the Plan) without having fully exercised his Option, all unvested and forfeitable Options shall immediately become vested and the Optionee shall have the right, during the twelve (12) month period following his termination due to disability, to exercise such Options in accordance with the terms hereof and the Plan at the time of termination for disability. If the Optionee dies while in the employ of the Corporation or terminates employment with the Corporation as a result of disability and dies without having fully exercised his vested Option, the executors, administrators, legatees or distributees of his estate shall have the right, during the twelve (12) month period following his death, to exercise such Option. If the Optionee terminates his employment with the Corporation following a change in control of the Corporation without having fully exercised his Option, the Optionee shall have the right to exercise such Option to the extent vested at the time of such termination during the remainder of the original ten (10) year term of the Option from the date of grant. Exercise of the Option more than three (3) months (or one (1) year in certain cases) after termination of employment will result in the loss of the tax-advantaged nature of the Option.

5. Effect of Change in Control. If a tender offer or exchange offer for shares of Common Stock (other than such an offer by the institution) is commenced, or if the shareholders of the Institution shall approve an agreement providing either for a transaction in which the Institution will cease to be an independent publicly owned institution or for sale or other disposition of all or substantially all the assets of the Institution, this option shall (to the extent it is not then exercisable) become exercisable in full upon the happening of such event and shall remain so exercisable for a period of sixty days following such date after which this option shall revert to being exercisable in accordance with the other provisions of this Option; provided, that the provisions of this Section 5 shall not be deemed to cause this Option to be exercisable to the extent it has previously been exercised or otherwise terminated.

6. Notice of Disposition; Withholding; Escrow. Optionee shall immediately notify the Corporation in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Internal Revenue Code of 1986, as amended) of any shares of Common Stock acquired through exercise of this Option, within two (2) years after the date of the grant of the Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of. The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose. The Committee or the Board may, in their discretion, require shares of Common Stock acquired by an Optionee upon exercise of this Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of Section 8(g) of the Plan.

7. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding in the absence of action by the Board.

8. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement, the terms and conditions included in the Plan shall control.

9. Not an Employment Contract. The Option will not confer on the Optionee any right with respect to continuance of employment or other service with the Corporation, nor will it interfere in any way with any right the Company would otherwise have to terminate or modify the terms of the Optionee’s employment or other service at anytime.

10. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by overnight courier or by postage paid first class mail. Notices sent by mail shall be deemed received three (3) business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Optionee, at the Optionee’s address indicated by the Corporation’s records, or if to the Corporation, at the Corporation’s executive office set forth in Section 2(b)(iii) hereof.

11. No Rights As Shareholder. The Optionee shall not have any rights of a shareholder with respect to the shares subject to the Option until a stock certificate has been duly issued following exercise of the Option as provided herein.

12. Exercise or Forfeiture. Notwithstanding any provision of the Plan or this Option Agreement to the contrary, the Option will expire, to the extent not exercised, within forty-five (45) days following the receipt of notice from the primary federal regulator (“Regulator”) of Sonabank, National Association (“Bank”) that (i) the Bank has not maintained its minimum capital requirements (as determined by the Regulator); and (ii) the Regulator is requiring exercise or forfeiture of the Option. Upon receipt of such notice from the Regulator, the Corporation shall promptly notify each Optionee that he must exercise the Options granted to him prior to the end of the 45-day period or such earlier period as may be specified by the Regulator or forfeit such Option(s). In case of forfeiture, no Optionee shall have cause of action, of any kind or nature, against the Corporation, the Bank or any of their respective officers or directors with respect to the forfeiture. In addition, the Corporation shall not be liable to any Optionee due to the failure or inability of the Corporation to provide adequate notice to the Optionee.

13. Amendment. This Agreement may be amended by written agreement of the Optionee and the Corporation, without the consent of any other person.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

Date of Grant:	By:
William H. Lagos
Chief Financial Officer

By
R. Devon Porter, Secretary
(Seal)

OPTIONEE

By:
Name:

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

INCENTIVE STOCK OPTION EXERCISE FORM

                                         , 20

Date

Attn:	R. Devon Porter, Secretary
Southern National Bancorp of Virginia, Inc.
550 Broadview Avenue
Warrenton, Virginia 20186

Dear Mr. Porter:

The undersigned elects to exercise his Incentive Stock Option to purchase                      shares, par value $0.01 per share, of Common Stock of Southern National Bancorp of Virginia, Inc. (the “Option Shares”).

Delivered herewith in satisfaction of the required purchase price is (select applicable choice(s)):

(a)	cash or a check payable to Southern National Bancorp of Virginia, Inc. in the amount of $ ; or

(b)	irrevocable instructions to a broker to sell the Option Shares and then to properly deliver to the Corporation the amount of sale proceeds to pay the exercise price and any applicable tax withholding (which manner of payment I acknowledge will result in a disqualifying disposition of my Option and the loss of the tax-advantaged nature of the Option to the extent exercised).

The name or names to be on the stock certificates and the address and Social Security number or addresses and Social Security numbers of such person or persons is as follows:

Name:

Address:

City	State	Zip Code

Social Security Number:

Very truly yours,

(Signature of Person or Persons exercising the Option)

(Print Name)

(Print Address)

Date received by the Corporation: